Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Second Quarter 2009 Results

North Hollywood, CA—August 6, 2009—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights (comparisons are to second quarter 2008):

•	Net revenue increased 26% to $74.8 million, with same-market area net revenue growth of 20%

•	Patient encounters increased 21% to 796,000

•	Income from operations rose 46% to $7.0 million

•	Operating margin improved 130 basis points to 9.4%

•	Net income increased 50% to $4.1 million, or $0.25 per diluted share, for the quarter

Six Months Ended June 30, 2009 Highlights (comparisons are to the six months ended June 30, 2008)

•	Net revenue increased 26% to $150.8 million, with same-market area net revenue growth of 20%

•	Patient encounters increased 20% to 1,606,000

•	Income from operations rose 43% to $14.6 million

•	Operating margin improved 120 basis points to 9.7%

•	Net income increased 50% to $8.6 million or $0.53 per diluted share, for the six month period

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We are very pleased with our continued ability to deliver strong revenue growth and operating margin expansion. Our second quarter and year-to-date revenue growth of 26% was driven by increased staffing in our same-market areas, both through hiring and in-market acquisitions, as well as the contribution from our newest markets—Southeast Florida, entered into during the latter part of 2008, and New Jersey, entered into during the second quarter of this year. Importantly, by leveraging our expenses across a larger revenue base, we have been able to substantially improve our operating margin, which increased by 130 basis points to 9.4% for the quarter and by 120 basis points to 9.7% for the year-to-date period. In addition, our strong cash flow has enabled us to pay off all of our outstanding debt in June of this year.”

Dr. Singer added, “In line with our growth strategy, we have completed five acquisitions to date in 2009, including our latest in-market acquisition in Tampa, which we announced today. This acquisition adds 51,000 annual encounters and strengthens our position in the important Florida market. We continue to build our national footprint, expanding into our 19th state with our New Jersey acquisition in June of this year. Our acquisition pipeline remains robust in this highly fragmented industry, and we continue to evaluate opportunities across the hospitalist sector. We remain confident that we can continue to grow and penetrate current and new markets through this combination of organic growth and acquisitions.”

Dr. Singer concluded, “While the outcome of healthcare reform remains uncertain, we continue to believe that larger physician organizations will be in a better position to participate in whatever new delivery or payment systems evolve in the healthcare arena. There is clearly a trend toward paying for quality. As a segment of healthcare that provides quality outcomes for reduced costs, we believe any restructuring will recognize that contribution. Also, we expect potential expansion of health insurance coverage to a larger portion of the population to increase our reimbursement.”

Second Quarter 2009

Patient encounters for the three months ended June 30, 2009 increased 20.6% to 796,000, compared to 660,000 for the same period last year. Net revenue for the three months ended June 30, 2009 was $74.8 million, an increase of $15.6 million, or 26.4%, from $59.2 million for the three months ended June 30, 2008. Of this $15.6 million increase, $11.7 million, or 75.0%, was attributable to same-market area growth and $3.9 million was attributable to revenue generated from new market acquisitions. The change in same-market area net revenue was primarily the result of a 14.1% increase in patient encounters and a 3.4% increase in patient revenue per encounter.

Physician practice salaries, benefits and other expenses for the three months ended June 30, 2009 were $54.5 million or 72.9% of net revenue, compared to $43.2 million or 73.1% of net revenue for the three months ended June 30, 2008.

General and administrative expenses were 17.0% of net revenue for the three months ended June 30, 2009, as compared to 18.0% of net revenue for the three months ended June 30, 2008.

Income from operations increased $2.2 million, or 46.1%, to $7.0 million, compared to $4.8 million for the same period in the prior year. Operating margin increased to 9.4% for the three months ended June 30, 2009 from 8.1% for the three months ended June 30, 2008.

The effective tax rate for the three months ended June 30, 2009 was 40.0% compared to 42.0% for the three months ended June 30, 2008. The decrease in the effective tax rate reflects a new enterprise zone tax credit recorded for the first time in the fourth quarter of 2008.

Net income increased to $4.1 million for the three months ended June 30, 2009, compared to $2.8 million for the three months ended June 30, 2008, and net income margin increased to 5.5% from 4.7% for the same period in the prior year. The net income margin increase to 5.5% is primarily the result of leveraging general and administrative expenses over a larger revenue base.

Six Months Ended June 30, 2009

Patient encounters for the six months ended June 30, 2009 increased 19.5% to 1,606,000, compared to 1,344,000 for the same period last year. Net revenue for the six months ended June 30, 2009 was $150.8 million, an increase of $31.1 million, or 26.0%, from $119.7 million for the six months ended June 30, 2008. Of this $31.1 million increase, $23.5 million, or 75.6%, was attributable to same-market area growth and $7.6 million was attributable to revenue generated from new market acquisitions. The change in same-market area net revenue was primarily the result of a 13.0% increase in patient encounters and a 4.7% increase in patient revenue per encounter.

Physician practice salaries, benefits and other expenses for the six months ended June 30, 2009 were $109.9 million or 72.9% of net revenue, compared to $87.2 million, or 72.8% of net revenue for the six months ended June 30, 2008.

General and administrative expenses were 16.7% of net revenue for the six months ended June 30, 2009, compared to 17.8% of net revenue for the six months ended June 30, 2008.

Income from operations increased $4.4 million, or 42.6%, to $14.6 million, compared to $10.2 million for the same period in the prior year. The operating margin increased to 9.7% for the six months ended June 30, 2009 from 8.5% for the six months ended June 30, 2008.

The effective tax rate for the six months ended June 30, 2009 was 40.0%, compared to 42.0% for the six months ended June 30, 2008. The decrease in the effective tax rate reflects a new enterprise zone tax credit recorded for the first time in the fourth quarter of 2008.

Net income increased to $8.6 million for the six months ended June 30, 2009, compared to $5.8 million for the six months ended June 30, 2008, and the net income margin increased to 5.7% from 4.8% for the same period in the prior year.

Cash flow from operations for the year-to-date 2009 period was $17.3 million, compared to $16.8 million for the same period of 2008. Days sales outstanding (DSO) decreased to 56 DSO at the end of the period, compared to 60 DSO as of December 31, 2008. During the six month period, the Company expended $7.9 million for physician practices acquired in 2009 and earn-out payments attributable to practices acquired in 2007 and 2008. In addition, in late June 2009, the Company paid off all remaining debt of $7.3 million under its Term Loan and equipment financing loans.

Recent Developments

Yesterday, IPC announced that it has acquired Synergy Medical Group, Inc. in Tampa, Florida, building on IPC’s established presence in the greater Tampa Bay market. Synergy is a hospitalist group serving three acute care hospitals, two long-term acute care hospitals and seventeen skilled nursing facilities in the Tampa Bay area. Both IPC and Synergy have provided services in this large and growing market for a number of years, although in different facilities. IPC expects to add approximately 51,000 patient encounters annually from this acquisition.

Guidance Update

The Company is updating its guidance for the full year 2009 and now expects revenue to be in the range of $303 million to $308 million and earnings per diluted share to be in the range of $1.05 to $1.12. The Company has provided this outlook based on the following assumptions: (i) an estimated 4.6% increase in the weighted average reimbursement rates for services provided to Medicare patients; (ii) continued growth in same-market areas whether from new hires or in-market acquisitions; (iii) a 40% effective tax rate; and (iv) 16.3 million weighted average diluted shares outstanding for the year. Not included in the assumptions are (i) new market acquisitions; (ii) increased general and administrative expenses as a result of the requirement of FASB Statement 141(R) to expense external costs associated with acquisitions that close subsequent to December 31, 2008; and (iii) gains or losses related to changes in estimates of earn-outs related to acquisitions that close subsequent to December 31, 2008 as required by FASB Statement 141(R).

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-545-1491 (USA) or 719-325-4902 (International). In addition, a dial-up replay of the conference call will be available beginning August 6, 2009 at 8:00 p.m. ET (5:00 p.m. PT) and ending on August 20, 2009. The replay telephone number is 888-203-1112 (USA) or 719-457-0820 (International) Replay Passcode: 4583296. A live webcast of the call will also be available from the Investor Relations section on the corporate website at http://www.hospitalist.com. A webcast replay can be accessed on the corporate website beginning August 8, 2009 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until August 20, 2009 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading national hospitalist physician group practice focused on the delivery of hospitalist medicine services. IPC’s physicians and affiliated providers manage the care of hospitalized patients in coordination with primary care physicians and specialists. The Company provides its hospitalists with the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of inpatient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of our insurance coverage and insurance reserves;

•	our ability to recruit and retain qualified physicians;

•	our ability to successfully integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in our industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	June 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,783	$37,394
Accounts receivable, net	46,032	44,474
Prepaid expenses and other current assets	5,706	8,081

Total current assets	89,521	89,949
Furniture and equipment, net	2,434	2,452
Goodwill	75,016	63,893
Other intangible assets, net	2,620	2,905
Deferred tax assets, net	3,492	3,492

Total assets	$173,083	$162,691

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,521	$4,664
Accrued compensation	16,815	11,232
Payables for practice acquisitions	5,819	2,476
Medical malpractice and self-insurance reserves, current portion	884	539
Deferred tax liabilities	481	481
Short-term debt and current portion of capital leases	—	3,471

Total current liabilities	28,520	22,863
Long-term debt and capital leases, less current portion	—	5,368
Medical malpractice and self-insurance reserves, less current portion	11,192	11,220
Other long-term liabilities	293	293

Total liabilities	40,005	39,744
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,113,941 and 16,068,835 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	16	16
Additional paid-in capital	123,513	122,024
Retained earnings	9,549	907

Total stockholders’ equity	133,078	122,947

Total liabilities and stockholders’ equity	$173,083	$162,691

IPC The Hospitalist Company, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenue	$74,783	$59,154	$150,840	$119,713
Operating expenses:
Cost of services—physician practice salaries, benefits and other	54,487	43,237	109,948	87,180
General and administrative	12,702	10,627	25,143	21,359
Depreciation and amortization	575	487	1,163	944

Total operating expenses	67,764	54,351	136,254	109,483

Income from operations	7,019	4,803	14,586	10,230
Investment income	24	144	65	308
Interest expense	(169)	(194)	(248)	(579)

Income before income taxes	6,874	4,753	14,403	9,959
Income tax provision	2,749	1,997	5,761	4,183

Net income	4,125	2,756	8,642	5,776
Income allocable to preferred stockholders	—	—	—	(696)

Net income attributable to common stockholders	$4,125	$2,756	$8,642	$5,080

Per share data:
Net income per share attributable to common stockholders—historical:
Basic	$0.26	$0.19	$0.54	$0.39

Diluted	$0.25	$0.18	$0.53	$0.38

Weighted average shares:
Basic	16,101,969	14,873,501	16,095,698	13,154,045

Diluted	16,297,914	15,087,795	16,277,320	13,471,298

Net income per share attributable to common stockholders—pro forma:
Basic	N/A	N/A	N/A	$0.40

Diluted	N/A	N/A	N/A	$0.39

Weighted average shares:
Basic	N/A	N/A	N/A	14,435,184

Diluted	N/A	N/A	N/A	14,661,434

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2009	2008
Operating activities
Net income	$8,642	$5,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,163	944
Stock-based compensation expense	954	334
Changes in assets and liabilities:
Accounts receivable	(1,558)	(702)
Prepaid expenses and other current assets	2,375	5,645
Accounts payable	(143)	(1,277)
Accrued compensation	5,583	4,739
Medical malpractice and self-insurance reserves	317	1,378

Net cash provided by operating activities	17,333	16,837

Investing activities
Acquisitions of physician practices	(7,930)	(6,261)
Purchase of furniture and equipment	(710)	(968)

Net cash used in investing activities	(8,640)	(7,229)

Financing activities
Repayments of long-term debt and capital leases, net	(8,839)	(16,345)
Net proceeds from issuance of common stock	395	45,879
Excess tax benefits from stock-based compensation	140	186

Net cash (used in) provided by financing activities	(8,304)	29,720

Net increase in cash and cash equivalents	389	39,328
Cash and cash equivalents, beginning of period	37,394	6,976

Cash and cash equivalents, end of period	$37,783	$46,304

IPC The Hospitalist Company, Inc.

Operating Data

Number of Patient Encounter Data (unaudited):

The following is a summary of the quarterly patient encounters for the six consecutive quarters ended June 30, 2009:

	For Quarter Ended
	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008	Mar 31, 2009	Jun 30, 2009
Patient encounters	684,000	660,000	692,000	754,000	810,000	796,000